UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 12, 2024

SPECTRAL CAPITAL CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	000-50274	51-0520296
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4500 9th Avenue NE, Seattle, WA	98105
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(206) 385-6490

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Spectral Capital Corporation is referred to herein as the “Company”, “us”, “we”, or “our”.

Item 3.02 Unregistered Sales of Equity Securities

On June 12, 2024, the Company’s board of directors approved the grant of up 6,750,000 options to purchase shares of the Company’s common stock, par value $.0001 (the “Common Stock”), to the persons below (collectively the “Holders”). We valued each option at the price of $0.43 per option.

Name	Position with Company	Options Granted	Exercise Price
Sean Michael Brehm	Chairman of the Board	Options to Purchase 125,000 shares of Common Stock monthly or an aggregate of 3 million shares over 24 months	$.43 per share
Jenifer Osterwalder	Chief Executive Officer, President, Director	Options to Purchase 125,000 shares of Common Stock monthly or an aggregate of 3 million shares over 24 months	$.43 per share
Jeffery Chong	Consultant	Options to Purchase 20,833.33 shares of Common Stock each month or an aggregate of 500,000 shares over 24 months	$.43 per share
Jonathon Walton	Director	Options to Purchase 3,125 shares of Common Stock per month or an aggregate of 75,000 shares over 24 months	$.43 per share
Chad McLeaming	Director	Options to Purchase 3,125 shares of Common Stock per month or an aggregate of 75,000 shares over 24 months	$.43 per share
Stephen Spalding	Advisor	Options to Purchase 4,167 shares of Common Stock per month or an aggregate of 100,000 shares over 24 months	$.43 per share

The terms of the Option Agreements between the Company and each Holder provide for the following terms:

•Holder’s right to receive the Options granted terminates should Holder resign or be forcibly removed from their position with the Company;

•Holder’s right to receive the Options shall vest monthly in equal amounts over a 24-month period so long as they remain employed by the Company;

•For purposes of the Stock Option Agreements, "employment" and "employed" mean that Holder is an Employee is employed by the Company, a parent or subsidiary corporation of the Company, or a corporation (or a parent or subsidiary corporation of such a corporation) issuing or assuming a stock option in a transaction to which Internal Revenue Code Section 424(a) applies.

•Unvested options shall vest immediately upon a change of control of the Company or upon the involuntary termination of the Holder’s services to the Company without cause;

•As long as Holder remains employed, the Holder’s right to exercise the Options granted shall remain in effect during the Exercise Period unless Holder is disabled within the meaning of Internal Revenue Code Section 22(e)(3) within thirty (30) days of the date of exercise, or twelve (12) months prior to the date of exercise;

•Each of the Options may be exercised ten (10) years from the date such Option is granted;

•Following the merger of one or more corporations with and into the Company or any consolidation of the Company and one or more corporations in which the Company is the surviving corporation, the exercise of the Options shall apply to the shares of common stock of the surviving corporation in such transaction; and

•Notwithstanding any other provision of the Option Agreements, the Options shall terminate on the dissolution or liquidation of the Company.

Item 5.01 Changes in Control of Registrant.

In addition to the 3,000,000 options granted above under Item 3.02 hereof, as reported on Form 8-K filed by the Company with the Securities and Exchange Commission on June 7, 2024:

•Sean Michael Brehm entered into an agreement (the “Share Exchange Agreement”) to sell 100% of the securities of Node Nexus Network Co LLC, a limited liability company formed under the laws of the Emirate of Dubai, in exchange for 40,000,000 shares of the Common Stock,

•On June 5, 2024, the Company entered into a Subscription Agreement (the “Subscription Agreement”) with Mr. Brehm, whereby it agreed to sell, and Mr. Brehm agreed to purchase, 5,000,000 shares of the Common Stock for $1,000,000 (the “Offering”) on or by July 15, 2024.

Upon Mr. Brehm’s receipt of 40,000,000 shares of Common Stock in connection with the acquisition of Node Nexus Network Co LLC on or before July 15, 2024, 5,000,000 shares of Common Stock in the Offering on or before July 15, 2024 and options to purchase 250,000 (of the 3,000,000 options granted) shares which vest and are exercisable within 60 days hereof as set forth herein, he would beneficially own approximately 41.91% of the Company’s issued and outstanding common Stock based upon 62,717,827 shares of the Common Stock outstanding as of the date of this Report on Form 8-K if no additional shares of Common Stock were issued.

The foregoing description of certain terms of the Stock Option Agreements, the Share Exchange Agreement and Subscription Agreement are qualified in their entirety by reference to entire documents, copies of which are attached as Exhibits 10.6 to 10.11 hereto and as Exhibits 10.4 and 10.5 to the Form 8-K filed with the SEC on June 7, 2024, and are incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

Exhibit	Description
10.6	Agreement with Sean Michael Brehm
10.7	Agreement with Jenifer Osterwalder
10.8	Agreement with Jeffery Chong
10.9	Agreement with Jonathan Walton
10.10	Agreement with Chad McLeaming
10.11	Agreement with Stephen Spalding

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPECTRAL CAPITAL CORPORATION

Date: June 17, 2024	By:	/s/ Jenifer Osterwalder
	Name:	Jenifer Osterwalder
	Title:	Chief Executive Officer